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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                                 Date of Report
                        (Date of earliest event reported)
                                 March 31, 1998



                         Commission file number 0-19766


                        THE  HOME-STAKE  OIL & GAS COMPANY
       (Exact name of small business issuer as specified in its charter)



      Oklahoma                                           73-0288030
      (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                     Identification No.)



                         15 East 5th Street, Suite 2800
                              Tulsa, Oklahoma 74103
                    (Address of principal executive offices)



                                 (918) 583-0178
                          (Registrant's telephone number)





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Item 2. Acquisition of Assets

     On March 31, 1998, The Home-Stake Oil & Gas Company (the "Company") consummated the purchase of certain natural gas properties (the "Bass Properties") from Sid R. Bass, Inc. et al for a purchase price of approximately $6.6 million, subject to certain adjustments for operations subsequent to January 1, 1998. The purchase price for such properties was determined in an open sale in which competitive bids were submitted. The Bass Properties contain estimated proved reserves of approximately 6.4 Bcf of natural gas at December 31, 1997. In addition, management of the Company believes the properties contain other future development opportunities. This purchase was effective as of January 1, 1998.

     The Bass Properties consist of 18 non-operated producing gas properties located in three producing fields in Oklahoma. The largest of these is the Wilburton Field located in Latimer County. This interest includes 9 producing wells comprising 99.6% of the total value of the Bass Properties. The remaining 9 properties are located in Beckham, Garvin, Lincoln and Washita Counties.

     On March 31, 1998, the Company entered into a new financing arrangement with NationsBank, N.A. to finance the acquisition of the Bass Properties. The new bank note is due May 1, 2000 and provides for monthly maturities of $110,000, plus interest. Interest will be at bank prime less 1/2% and certain of the Company's producing properties were pledged to collateralize the loan. In addition, the Company has a new revolving bank line of credit in the amount of $5,000,000 available until May 1, 1999 which provides for monthly payments of interest on the outstanding borrowings at bank prime less 1%. In connection with this line of credit, the Company will pay a commitment fee of one-half of one percent (1/2%) per annum on the unused portion of the line.

     In connection with the Company's bank loans and credit facility, there are certain covenants which require, among other things, that the Company maintain
(i) a ratio of cash flow (defined in the loan agreement to be income before income taxes plus depreciation, depletion and amortization expense) to current maturities of long-term debt of more than 1.75 to 1.0, (ii) a ratio of total liabilities to stockholders' equity of not more than 1.0 to 1.0, and (iii) a minimum net worth of not less than $20,000,000. In addition, the Company's annual cash dividends are limited to the lesser of $550,000 or net income.

Item 7.    Financial Statements and Exhibits

     (a)   Financial statements of businesses acquired.

           It is impractical to provide any of the financial information with respect to the acquisition of the Bass Properties required by this Item at the time of this filing. The required financial information will be filed as soon as practicable, but no later than 60 days after the due date of this report.

     (b)   Pro forma financial information.

           It is impractical to provide any of the pro forma financial information with respect to the acquisition of the Bass Properties required by this Item at the time of this filing. The required pro forma financial information will be filed as soon as practicable, but no later than 60 days after the due date of this report.

     (c)   Exhibits

           Exhibit No.        Description
           -----------        -----------
               2              Purchase and Sale  Agreement  between Sid R. Bass,
                              Inc. et al and The Home-Stake Oil & Gas Company, effective as of January 1, 1998.

              10 Amended and Restated Loan Agreement dated March 31, 1998 between the Company and NationsBank, N.A.

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                                   Signatures



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    The Home-Stake Oil & Gas Company
                                        (Registrant)


Date: April 15, 1998                By:   /s/ Robert C. Simpson
                                         ----------------------
                                         Robert C. Simpson
                                         Chairman of the Board, C.E.O.,
                                         President and Treasurer


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